Exhibit 99.1

NEWS RELEASE

Media Contact:

Al Butkus –	(816) 467-3616
Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

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AQUILA'S 2006 EARNINGS REBOUND

AS FOUR-YEAR REPOSITIONING PLAN NEARS END

Earnings Conference Call and Webcast Are Today at 9:30 a.m. Eastern

KANSAS CITY, MO, March 1, 2007 – Aquila, Inc. (NYSE:ILA) today reported net income of $23.9 million for the year ended December 31, 2006, or fully diluted per share earnings of 6 cents, compared to a net loss of $230 million in 2005, or a fully diluted per share loss of 60 cents. Annual sales were $1.4 billion in 2006 versus $1.3 billion in 2005. Year-to-year earnings for the continuing electric and gas utility businesses, before interest, taxes, depreciation and amortization (EBITDA), increased $4.8 million to $186.1 million.

“Throughout 2006 Aquila employees kept service and performance in the forefront, producing positive results in our utility operations and increasing efficiencies while completing many of the initiatives associated with our repositioning plan,” said Richard C. Green, Aquila’s chairman and chief executive officer.

“During this four-year rebuilding process we have grown our utility customer service and reliability metrics while reducing debt by $2.2 billion, selling utility properties worth nearly $1 billion and eliminating contract liabilities of more than $1.6 billion. Completing the recently announced sale transactions with Great Plains Energy and Black Hills Corporation will create further value for our shareholders. These are amazing accomplishments and a tribute to all who work at Aquila.”

Included in 2006 net income were after-tax gains of $273.8 million on the sale of Aquila’s Michigan, Missouri, and Minnesota gas utility businesses and its Everest Connections subsidiary, as well as a $218 million net loss on the exiting of the Elwood tolling contract and a $17.4 million after-tax loss on the early retirement and prepayment of debt. The 2005 net loss was primarily the

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result of a $99.7 million after-tax impairment charge relating to the sale of the Goose Creek and Raccoon Creek peaking power plants and an $82.3 million loss on the early conversion of the company’s Premium Income Equity Securities (PIES).

Fourth Quarter 2006 Results

Aquila reported net income of $64.3 million for the quarter ended December 31, 2006, or fully diluted per share earnings of 17 cents, compared to a net loss of $127.8 million in the fourth quarter of 2005, or a fully diluted per share loss of 34 cents. A significant factor in current quarter net income was a $56.9 million income tax benefit from applying estimated capital gains on the sale of the company’s Minnesota gas utility business against capital loss carryforwards. An additional tax benefit related to the apportionment of state net operating loss carryforwards was realized in the current quarter due to the company’s refocusing on its core utility businesses. Sales in the 2006 fourth quarter declined 15 percent to $339 million, primarily due to lower natural gas prices and warmer winter weather.

Total Company EBITDA

Total company EBITDA for the year ended December 31, 2006 was a loss of $86.2 million, compared to 2005 annual EBITDA of $55.5 million. The impacts of the company’s exit from the Elwood tolling contract and early retirement and prepayment of debt reduced 2006 EBITDA by $246.2 million, while interest income earned on asset sale proceeds and IRS refunds increased 2006 EBITDA by $22.5 million. Early conversion of the company’s PIES reduced 2005 EBITDA by $82.3 million.

Segment EBITDA

Continuing electric utility operations in Missouri and Colorado and natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported 2006 EBITDA of $186.1 million, up $4.8 million from $181.3 million reported in 2005. Electric Utilities EBITDA decreased $5.8 million from 2005, while Gas Utilities reported an EBITDA increase of $10.6 million. Merchant Services loss before interest, taxes, depreciation and amortization of $244.7 million was $222.1 million greater than the loss of $22.6 million reported in 2005, and the Corporate and Other loss of $27.6 million in 2006 was $75.6 million less than the $103.2 million loss in 2005.

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Electric Utilities

Gross profit was $347.8 million in 2006, an increase of $18.9 million from 2005. This increase resulted primarily from growth in the number of customers served and a rate settlement in Missouri in early 2006. Partially offsetting these factors was an increase in the net cost of fuel and purchased power, including the unfavorable settlement of price hedges on natural gas used as fuel for generation.

The increase in gross profit was more than offset by increased operating and maintenance expenses, higher property taxes, and decreased other income. Operation and maintenance expenses increased $16.9 million primarily due to an increase in the allocation of corporate and central services costs. A change in the methodology for allocating these costs beginning January 1, 2006 resulted in an increased allocation of costs to Electric Utilities and a decreased allocation of costs to Gas Utilities. Higher labor and benefit costs caused the remainder of the Electric Utilities operation and maintenance expense increase over 2005. Property taxes increased $2.8 million, while other income decreased $5 million primarily due to decreased Allowance for Funds Used During Construction (AFUDC) associated with the construction of the company’s South Harper peaking facility. Construction of the facility was completed in mid-2005.

Gas Utilities

Gross profit was $168.1 million in 2006, $3.8 million higher than 2005 due to rate settlements in Iowa and Kansas. Also contributing to the gas utility EBITDA increase was a $9 million decrease in operation and maintenance expenses primarily caused by the corporate and central services cost allocation change mentioned above. Partially offsetting the allocation decrease was an increase in employee benefit costs.

Merchant Services

Merchant Services, which is conducted through the company’s Aquila Merchant Services, Inc. (Aquila Merchant) subsidiary, reported a gross loss of $28 million in 2006, compared to a gross loss of $42.8 million a year earlier. The improvement in gross loss from 2005 was a result of exiting the Elwood tolling contract in June 2006. Offsetting this year-to-year improvement was a $218 million charge related to the exit of the Elwood tolling contract, compared to 2005 gains totaling $31.8 million related to termination of the Batesville tolling agreement and related forward sale contract, the sale of Aquila Merchant’s investment in ICE, and the sale of the Red Lake gas storage development project.

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Corporate and Other

Corporate and Other reported a 2006 EBITDA loss of $27.6 million, compared to a $103.2 million loss in 2005. In the current year Aquila paid $28.2 million in fees associated with early retirement of $350 million in senior notes and prepayment of the company’s $210 million term loan, while in 2005 the company recorded an $82.3 million loss on the early conversion of the PIES. Also contributing to the reduced loss in 2006 was interest income earned on asset sale proceeds and IRS tax refunds.

Discontinued Operations

Discontinued Operations includes the company’s Kansas electric utility operations; its former Michigan, Minnesota, and Missouri gas utility operations; its former Everest Connections telecommunications subsidiary; and its former Goose Creek and Raccoon Creek merchant peaking plants in Illinois. The company’s former gas divisions and Kansas electric held-for-sale utility business reported EBITDA of $327.4 million in 2006, which was a $182.6 million increase from $144.8 million reported in 2005. Pretax gains totaling $243.4 million on the sale of the gas utility operations listed above were the primary cause of the year-to-year EBITDA increase. Offsetting the gains on sale was a $46.6 million EBITDA decrease due to no longer owning the sold gas utility properties in the months following their respective sales.

The company’s former Everest Connections telecommunications subsidiary reported EBITDA of $30.2 million in 2006, which was an $18.2 million increase from $12 million reported in 2005. The $25.5 million pretax gain on the sale of the subsidiary in June 2006 was partially offset by a $7.2 million EBITDA decrease due to no longer owning the subsidiary in the second half of 2006. Impairment charges related to the company’s former Illinois peaking plants were the primary factors in a $.8 million EBITDA loss in 2006 and a $156.1 million EBITDA loss in 2005.

Conference Call, Webcast and Additional Information

Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2006 results. Participants will be Chief Executive Officer Richard C. Green, Chief Accounting Officer Beth Armstrong and Senior Vice President of Regulated Operations Jon Empson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at

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least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Wednesday, March 14, 2007 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11084451 when prompted.

Based in Kansas City, Mo., Aquila owns electric power generation and operates electric and natural gas transmission and distribution networks serving nearly 1 million customers in Colorado, Iowa, Kansas, Missouri and Nebraska. More information is available at www.aquila.com.

  “EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This information is not a solicitation of a proxy from any holder of our common stock. In connection with our proposed merger with Great Plains Energy Incorporated, Great Plains will file with the SEC a registration statement, including a joint proxy statement of Aquila and Great Plains, with the SEC. Investors are urged to read the registration and joint proxy statement (including all amendments and supplements thereto) when it becomes available because it will contain important information about Aquila, Great Plains and the proposed transaction. Investors may obtain free copies of the registration and joint proxy statement when it becomes available, as well as other filings containing information about Aquila and Great Plains, without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from Great Plains’ Investor Relations web site (www.greatplainsenergy.com) or by directing a request to Great Plains at: Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106. Copies of our filings may be obtained for free from our Investor Relations Web Site (www.aquila.com) or by directing a request to us at: Corporate Secretary, Aquila, Inc., 20 West Ninth, Kansas City, Missouri 64105.

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INTEREST OF CERTAIN PERSONS IN THE MERGER

Aquila and Great Plains and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Aquila and Great Plains shareholders in respect of the proposed merger. Information about our executive officers and directors is available in our 2006 Annual Report on Form 10-K filed with the SEC on March 1, 2007, and definitive proxy statement for our 2006 Annual Meeting of Shareholders filed with the SEC on March 24, 2006. Information about Great Plains’ executive officers and directors is available in Great Plains’ 2006 Annual Report on Form 10-K filed with the SEC on February 27, 2007, and definitive proxy statement for the Great Plains 2006 Annual Meeting of Shareholders filed with the SEC on March 20, 2006. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration and joint proxy statement filed with the SEC when it becomes available.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2006	2005	2006	2005
Sales	$339.0	$397.7	$1,369.6	$1,314.1
Cost of sales	220.4	300.3	881.6	863.7
Gross profit	118.6	97.4	488.0	450.4
Operating expenses:
Operation and maintenance expense	82.1	95.3	322.9	325.9
Taxes other than income taxes	8.6	7.3	31.2	23.1
Restructuring charges	.2	—	5.7	6.6
Net (gain) loss on asset sales and other charges	—	(1.3)	246.9	55.4
Total operating expenses	90.9	101.3	606.7	411.0
Other income (expense)	18.1	2.4	32.5	16.1
Earnings (loss) before interest, taxes, depreciation and amortization	45.8	(1.5)	(86.2)	55.5
Depreciation and amortization expense	25.4	28.0	103.9	106.4
Total interest expense	34.8	34.7	159.2	150.2
Loss from continuing operations before income taxes	(14.4)	(64.2)	(349.3)	(201.1)
Income tax expense (benefit)	(23.4)	(23.0)	(67.3)	(43.1)
Income (loss) from continuing operations	9.0	(41.2)	(282.0)	(158.0)
Earnings (loss) from discontinued operations, net of tax	55.3	(86.6)	305.9	(72.0)
Net income (loss)	$64.3	$(127.8)	$23.9	$(230.0)
Weighted average shares outstanding – diluted	376.0	374.4	375.4	363.3
Income (loss) per share from continuing operations – diluted	$.02	$(.11)	$(.75)	$(.40)
Earnings (loss) per share from discontinued operations – diluted	.15	(.23)	.81	(.20)
Net income (loss) per share – diluted	$.17	$(.34)	$.06	$(.60)

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AQUILA, INC.

Segment EBITDA Reconciliation to Continuing Operations Pretax Loss

	3 Months Ended December 31,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$21.4	$7.9	$13.5
Gas Utilities	14.9	13.7	1.2
Total Utilities	36.3	21.6	14.7
Merchant Services	4.3	(12.8)	17.1
Corporate and Other	5.2	(10.3)	15.5
Total EBITDA	45.8	(1.5)	47.3
Depreciation and amortization	25.4	28.0	2.6
Interest expense	34.8	34.7	(.1)
Loss from continuing operations before income taxes	$(14.4)	$(64.2)	$49.8

	Year Ended December 31,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$141.9	$147.7	$(5.8)
Gas Utilities	44.2	33.6	10.6
Total Utilities	186.1	181.3	4.8
Merchant Services	(244.7)	(22.6)	(222.1)
Corporate and Other	(27.6)	(103.2)	75.6
Total EBITDA	(86.2)	55.5	(141.7)
Depreciation and amortization	103.9	106.4	2.5
Interest expense	159.2	150.2	(9.0)
Loss from continuing operations before income taxes	$(349.3)	$(201.1)	$(148.2)

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AQUILA, INC.

Consolidated Balance Sheets

	December 31,	December 31,
In millions	2006	2005
ASSETS
Cash and cash equivalents	$232.8	$14.2
Restricted cash	9.1	10.9
Funds on deposit	107.9	264.9
Accounts receivable, net	257.0	399.7
Inventories and supplies	116.0	107.3
Price risk management assets	71.3	200.0
Regulatory assets, current	29.0	27.7
Other current assets	24.4	50.4
Current assets of discontinued operations	26.5	269.0
Total current assets	874.0	1,344.1
Utility plant, net	1,825.1	1,741.9
Non-utility plant, net	130.2	135.4
Price risk management assets	43.4	177.7
Goodwill, net	111.0	111.0
Regulatory assets	149.0	83.0
Prepaid pension	—	68.3
Deferred charges and other assets	53.6	71.4
Non-current assets of discontinued operations	286.1	897.9
Total Assets	$3,472.4	$4,630.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$19.7	$88.3
Short-term debt	—	12.0
Accounts payable	205.4	356.2
Accrued interest	49.7	64.6
Regulatory liabilities, current	10.8	43.4
Accrued compensation and benefits	26.8	23.5
Pension and post-retirement benefits, current	3.5	—
Other accrued liabilities	94.3	117.4
Price risk management liabilities	74.5	164.9
Customer funds on deposit	15.6	74.0
Current liabilities of discontinued operations	1.4	30.6
Total current liabilities	501.7	974.9
Long-term debt, net	1,385.9	1,891.2
Deferred income taxes and credits	19.3	71.5
Price risk management liabilities	27.1	138.9
Pension and post-retirement benefits	72.5	36.7
Regulatory liabilities	67.7	72.3
Deferred credits	56.2	71.8
Non-current liabilities of discontinued operations	35.9	63.5
Common shareholders’ equity	1,306.1	1,309.9
Total Liabilities and Shareholders’ Equity	$3,472.4	$4,630.7

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